Exhibit 99.1

Plum Creek Timber Company, Inc.
999 Third Avenue
Suite 4300
Seattle, Washington 98104
206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
April 24, 2006	Media: Kathy Budinick 1-206-467-3620

Plum Creek Timber Company, Inc. Reports Results for First
Quarter 2006

SEATTLE, Wash. – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced first quarter earnings of $94 million, or $0.51 per diluted share, on revenues of $414 million. Earnings for the first quarter of 2005 were $122 million, or $0.66 per diluted share, on revenues of $400 million.

The company adopted the new accounting standard for share-based payments at the beginning of the year. As a result, the company recorded after-tax income of $2 million, or $0.01 per diluted share, representing the cumulative effect of adopting this standard. Excluding the effect of the accounting change, first quarter earnings were $92 million, or $0.50 per diluted share. The first quarter 2005 results included a $20 million after-tax gain from the sale of coal assets. As a result, income from continuing operations for the first quarter of 2005 was $102 million, or $0.56 per diluted share. Income from continuing operations decreased approximately $10 million when compared to the same period last year primarily due to market conditions in the Southern United States.

First quarter cash provided by operating activities of $140 million was $61 million higher than the same period of 2005 due primarily to decreases in cash held in like-kind exchange escrow accounts.  The company ended the first quarter with $419 million in cash and cash equivalents.

“Although our earnings were down compared to last year, first quarter results from most businesses exceeded our expectations,” said Rick Holley, president and chief executive officer.

“While our Southern Resources segment experienced weak market conditions, our Northern Resources segment took advantage of higher log prices in Oregon increasing our harvest there. The segment also benefited from the integration of our recently-acquired Michigan timberlands. The scope and scale of our diverse timberland base provide us operational flexibility to respond to changing market conditions across our ownership.

“Our Real Estate segment realized higher values on a per-acre basis from the sale of recreation properties and small, non-strategic lands when compared to the first quarter of 2005. This segment also contributed $9 million in revenues from the sale of select development properties. And, our Manufacturing segment benefited from continued strong demand for our panel products during the quarter.

“Overall current market conditions remain very good and we are optimistic that 2006 will be another solid year for the company.”

Review of Operations

The Northern Resources segment reported operating profit of $35 million compared to $29 million during the same period of 2005. A 35 percent increase in the Northern Resources harvest volume drove the increase in profitability. Harvests from the company’s recently-acquired Michigan timberlands accounted for nearly half of the harvest increase when compared to the first quarter of last year. The company also increased harvests in Oregon to capture attractive log prices resulting from strong customer demand in the region. Average log prices across the Northern Resources segment were largely unchanged from the year ago period.

Operating profit in the Southern Resources segment was $50 million, down $13 million, compared to the same period of 2005. Log markets during the first quarter of 2005 were particularly strong as customers sought to build log inventories in the face of high lumber and structural panel demand and limited log availability. During the first quarter of 2006, end-product demand remained strong. However, customers easily maintained full log inventories as a severe drought increased log availability in western regions of the South, especially in southern Louisiana and Mississippi where hurricane salvage wood continued to enter the market. Average prices were down 8 percent for both sawlogs and pulpwood when compared to the prevailing prices during the first quarter of 2005. As a result, the company deferred harvests in oversupplied markets and harvest volume was approximately 3 percent lower than the same period of 2005.

The Real Estate segment reported revenue of $61 million and operating income of $44 million from the sale of 21,800 acres of land. The results include $9 million of development property sales from the company’s taxable REIT subsidiary. The 1,075 acres of development properties sold at an average price of $8,600 per acre. First quarter 2005 Real Estate segment revenue was $68 million and resulted in income of $43 million from the sale of approximately 36,300 acres of land. Sales in the first quarter of 2005 were primarily small, non-strategic timberland sales.

The Manufacturing segment reported operating profit of $8 million, unchanged from the profit reported during the first quarter of 2005. Higher raw material costs in the company’s medium density fiberboard (MDF) business offset increased profits from the industrial plywood business when compared to the first quarter of 2005. Lumber prices were approximately 3 percent lower than the first quarter of 2005, while industrial plywood prices were approximately 8 percent higher. MDF prices were similar to prior year levels.

Outlook

Harvest levels in the North are expected to decline from first quarter levels in a typical seasonal pattern due to thawing spring weather that will restrict harvesting activities during much of the quarter.

The company plans to defer a portion of its Southern harvest, originally planned for the second quarter, to the second half of the year in western regions of the South where markets are temporarily oversupplied due to excellent timberland accessibility and the availability of hurricane salvage logs in Mississippi and Louisiana. In eastern portions of the South, the company plans to increase thinnings to serve growing pulpwood demand from oriented strand board and pulp and paper customers in certain markets.

The company continues to expect Real Estate segment revenues for the year to be between $280 million and $300 million including the sale of approximately $60 million of high-value development property from its real estate taxable REIT subsidiary. Second quarter revenues for the segment are expected to be between $45 million and $55 million. Real estate segment revenues for the third quarter are expected to be the highest of the year, approaching $100 million.

Earnings for the Manufacturing segment are expected to continue to benefit from good product demand and continued strong pricing levels for industrial plywood and MDF products.

The company expects to report income from continuing operations between $1.55 and $1.75 per share for the year. Second quarter earnings are expected to be between $0.32 and $0.37 per share.

“We continue to execute our strategies aimed at creating and delivering the most value possible from each tree and every acre we own,” continued Holley. “The demographic trends driving housing markets and demand for real estate properties across the nation provide a solid economic backdrop for good future financial performance.

“Our diverse timber and land base will continue to provide us with excellent operational flexibility to respond to changing market conditions and our Real Estate segment is well-positioned to capture excellent value in growing regions of the country. Over the past few years, we’ve significantly grown the contribution of this segment. During the first quarter, our efforts aimed at creating significant value on select development properties began delivering results. These properties represent an increasingly important component of long-term value and cash flow.

“As we execute our strategies for long-term value creation, disciplined capital allocation remains our most important task. We continually evaluate the best use of the cash we generate with the goal of growing the per share value of the company,” concluded Holley.

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, April 24, at 5:00 p.m. EDT (2:00 p.m. PDT). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without internet access should dial 1-800-572-9852 at least 10 minutes prior to the start, referencing Plum Creek’s earnings. Those wishing to access the call from outside the United States/Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 3473559.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the “Investors” information section of Plum Creek’s website at www.plumcreek.com.

_________________

Plum Creek is the largest and most geographically diverse private landowner in the nation, with more than 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter Ended
	March 31, 2006		March 31, 2005
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$214		$200
Real Estate	61		68
Manufacturing	134		129
Other	5		3

Total Revenues	414		400

Costs and Expenses:
Cost of Goods Sold:
Timber	121		102
Real Estate	16		24
Manufacturing	123		118
Other	1		1

Total Cost of Goods Sold	261		245

Selling, General and Administrative	26		21

Total Costs and Expenses	287		266

Operating Income	127		134
Interest Expense, net	31		27

Income before Income Taxes	96		107
Provision for Income Taxes	4		5

Income from Continuing Operations	92		102
Gain on Sale of Properties, net of tax	--		20

Net Income Before Cumulative Effect of Accounting Change	92		122
Cumulative Effect of Accounting Change, net of tax	2		--

Net Income	$94		$122

Income from Continuing Operations per Share
- Basic	$0.5	0	$0.5	6
- Diluted	$0.5	0	$0.5	6

Net Income per Share
- Basic	$0.5	1	$0.6	7
- Diluted	$0.5	1	$0.6	6

Weighted Average Number of Shares Outstanding
- Basic	184.	2	183.	9
- Diluted	184.	7	184.	5

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2006	December 31, 2005
	(In Millions, Except Per Share Amounts)
ASSETS

Current Assets:
Cash and Cash Equivalents	$419	$369
Restricted Advance from Customer	32	23
Accounts Receivable	50	44
Like-Kind Exchange Funds Held in Escrow	1	30
Inventories	78	75
Deferred Tax Asset	17	17
Other Current Assets	16	16

	613	574

Timber and Timberlands - Net	3,942	3,961
Property, Plant and Equipment - Net	229	234
Investment in Grantor Trusts	26	26
Other Assets	16	17

Total Assets	$4,826	$4,812

LIABILITIES

Current Liabilities:
Current Portion of Long-Term Debt	$232	$161
Short-Term Debt	50	50
Accounts Payable	36	45
Interest Payable	41	30
Wages Payable	11	25
Taxes Payable	19	18
Deferred Revenue	42	35
Other Current Liabilities	13	11

	444	375

Long-Term Debt	1,452	1,524
Lines of Credit	495	495
Deferred Tax Liability	40	39
Other Liabilities	47	54

Total Liabilities	2,478	2,487

Commitments and Contingencies

STOCKHOLDERS' EQUITY

Preferred Stock, $0.01 par value, authorized shares - 75.0,
outstanding - none	--	--
Common Stock, $0.01 par value, authorized shares - 300.6,
issued (including Treasury Stock) - 186.4 at March 31, 2006,
and 186.2 at December 31, 2005	2	2
Additional Paid-In Capital	2,186	2,181
Retained Earnings	206	186
Treasury Stock, at cost, Common Shares - 2.0	(44)	(44)
Other Equity	(2)	--

Total Stockholders' Equity	2,348	2,325

Total Liabilities and Stockholders' Equity	$4,826	$4,812

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Quarter Ended
	March 31, 2006	March 31, 2005
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$94	$122
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	31	27
Basis of Real Estate Sold	10	18
Deferred Income Taxes	1	(1)
Gain on Sale of Properties	--	(21)
Working Capital Changes	9	(64)
Other	(5)	(2)

Net Cash Provided By Operating Activities	140	79

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(17)	(10)
Other	--	1

Net Cash Used In Investing Activities	(17)	(9)

Cash Flows From Financing Activities:
Dividends	(74)	(70)
Borrowings on Line of Credit	663	529
Repayments on Line of Credit	(663)	(529)
Proceeds from Stock Option Exercises	2	3
Other	(1)	(1)

Net Cash Used In Financing Activities	(73)	(68)

Increase In Cash and Cash Equivalents	50	2
Cash and Cash Equivalents:
Beginning of Period	369	347

End of Period	$419	$349